December 9, 2005

Mail Stop 3561

Via US Mail and Facsimile

Mr. Scott Hawrelechko
Chief Executive Officer and Chief Financial Officer
Suite 1000, 10050-112 Street, 10th Floor
Edmonton, Alberta, Canada T5K 2J1

Re:	Myriad Entertainment & Resorts, Inc.
	Form 10-KSB for the year ended December 31, 2004
	Form 10-QSB for the periods ended March 31, 2005, June 30,
2005
and
	September 30, 2005
	Commission file #: 000-24789

Dear Mr. Hawrelechko:

We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.



								Sincerely,



								Linda Cvrkel
								Branch Chief
??

??

??

??

Mr. Scott Hawrelechko
Myriad Entertainment & Resorts, Inc.
August 1, 2005
Page 1